Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS SECOND QUARTER 2020 RESULTS
Company Generates $21 million Cash from Operating Activities; Reduces Debt by $27 million

THE WOODLANDS, TX – August 3, 2020 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its second quarter ended June 30, 2020. Total revenues for the second quarter of 2020 were $101.9 million compared to $164.6 million for the first quarter of 2020 and $216.4 million for the second quarter of 2019. Net loss for the second quarter of 2020 was $26.2 million, or ($0.29) per share, compared to net loss of $12.1 million, or ($0.14) per share, for the first quarter of 2020, and net income of $4.3 million, or $0.05 per diluted share, for the second quarter of 2019. Second quarter 2020 results include the impact of the following:
•$8.3 million of pre-tax charges for write-downs of inventory in the Fluids Systems segment ($6.5 million after-tax);
•$2.8 million of pre-tax charges for severance costs ($2.2 million after-tax), including $2.6 million in the Fluids Systems segment and $0.2 million in the Corporate office;
•$0.8 million of pre-tax charges for facility closures and related exit costs in the Fluids Systems segment ($0.6 million after-tax); and
•$1.3 million pre-tax ($1.1 million after-tax) gain associated with the repurchase of $18.6 million of our convertible notes in the open market.
Combined, the impact of the above items resulted in a $11.9 million increase in operating loss and an $8.2 million increase in net loss ($0.09 per share) for the second quarter of 2020.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “The COVID-related shutdowns combined with the unprecedented market collapse over the past four months is unlike anything we’ve experienced before. In light of these market challenges and difficult working conditions, our highest priority has remained the health and safety of our global workforce. I am extremely proud of the performance of our entire organization in recent months, as we’ve swiftly executed actions from our strategic playbook aimed at rightsizing our organization in markets where longer-term softness is expected, aggressively managing our working capital to drive positive free cash flow generation, while continuing to safely support our customers. The impact of COVID is proving to be longer in duration and deeper than we originally anticipated, most notably within the EMEA region of Fluids Systems, where government-imposed restrictions on movements of personnel and products, along with ongoing uncertainty regarding the timing of COVID recovery are causing activity disruptions and project delays. Mats & Integrated Services has also experienced an elevated impact from COVID in the second quarter, with our Energy Infrastructure customers seeing delays in the issuance of governmental permits as well as supply chain and logistical restrictions, resulting in delays to planned projects.
“We moved quickly to adjust our cost structure beginning in the first quarter, reducing our global workforce by 25% in the first half of the year, including a 50% reduction in the US land Fluids business.

We’ve also continued our aggressive management of liquidity, eliminating all non-critical capital investments and driving reductions in working capital balances. Benefitting from these actions, we generated $21 million of free cash flow and reduced our total debt balance by $27 million in the second quarter,” added Howes.
“The Fluids Systems segment posted second quarter 2020 revenues of $75 million, reflecting a 44% sequential decline. With the combined impact of the oil and gas market collapse as well as COVID-related restrictions, revenues declined sharply in most major regions, with the exception of the Middle East, where revenues improved 9% sequentially. North America Fluids Systems revenues declined by $41 million sequentially, which included a $30 million reduction in US land markets and a $10 million decline in Canada. Outside of North America, revenues pulled back by $17 million sequentially to $29 million in the second quarter, reflecting a larger-than-anticipated impact from COVID restrictions combined with lower commodity prices. The impacts were felt to some extent across most of our international units, with Italy and North Africa contributing the majority of the decline. For the second quarter of 2020, 62% of Fluids Systems revenues were derived from international and offshore Gulf of Mexico markets.
Howes continued, “In the Mats and Integrated Services business, the increasing COVID disruptions led to a $6 million sequential decline in rental and service revenues in the second quarter. Product sales increased modestly on a sequential basis to $5 million in the second quarter, although order activity continues to be negatively impacted by customer uncertainty. For the second quarter of 2020, approximately 70% of the Mats and Integrated Services revenue was derived from Energy Infrastructure and other non-E&P end-markets.
“Despite the extremely challenging market conditions, we remain committed to driving positive free cash flow generation and reducing our debt, while taking the actions necessary to position the company to emerge as a leaner organization, less dependent upon the volatile US land E&P market,” concluded Howes.
Segment Results
The Fluids Systems segment generated revenues of $74.7 million for the second quarter of 2020 compared to $132.8 million for the first quarter of 2020 and $172.5 million for the second quarter of 2019. Segment operating loss was $25.1 million for the second quarter of 2020 compared to an operating loss of $2.3 million for the first quarter of 2020 and operating income of $12.2 million for the second quarter of 2019. Operating loss for the second quarter of 2020 includes a total of $11.7 million of charges associated with inventory write-downs, severance costs, and facility exit costs. Operating loss for the first quarter of 2020 includes a total of $1.2 million of charges associated with inventory write-downs and severance costs.
The Mats and Integrated Services segment generated revenues of $27.3 million for the second quarter of 2020 compared to $31.7 million for the first quarter of 2020 and $43.9 million for the second quarter of 2019. Segment operating income was $1.0 million for the second quarter of 2020 compared to $3.1 million for the first quarter of 2020 and $9.3 million for the second quarter of 2019.
Repurchase of Convertible Notes due December 2021
During the second quarter of 2020, we repurchased $18.6 million of our Convertible Notes due December 2021 in the open market for a total cost of $15.3 million and recognized a $1.3 million gain on the extinguishment of debt. For the first half of 2020, we repurchased a total of $33.1 million of our Convertible Notes in the open market for a total cost of $29.1 million and recognized a $0.4 million gain on the extinguishment of debt. After giving effect to these repurchases, we had $66.9 million of Convertible Notes outstanding as of June 30, 2020.

Conference Call
Newpark has scheduled a conference call to discuss second quarter of 2020 results and its near-term operational outlook, which will be broadcast live over the Internet, on Tuesday, August 4, 2020 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 18, 2020 and may be accessed by dialing 201-612-7415 and using pass code 13706909#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Report on Form 10-Q filed May 6, 2020 as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the availability of raw materials; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our ability to execute our business strategy and make successful business acquisitions and capital investments; our market competition; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our compliance with environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; the potential impairments of goodwill and long-lived intangible assets; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; cybersecurity breaches or business system disruptions; and fluctuations in the market value of our publicly traded securities, including our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenues	$101,946	$164,550	$216,412	$266,496	$427,885
Cost of revenues	112,290	146,084	177,933	258,374	352,909
Selling, general and administrative expenses	20,937	24,696	28,037	45,633	58,779
Other operating income, net	(742)	(344)	(472)	(1,086)	(396)
Operating income (loss)	(30,539)	(5,886)	10,914	(36,425)	16,593

Foreign currency exchange (gain) loss	781	1,982	990	2,763	(72)
Interest expense, net	2,912	3,201	3,523	6,113	7,179
(Gain) loss on extinguishment of debt	(1,334)	915	—	(419)	—
Income (loss) before income taxes	(32,898)	(11,984)	6,401	(44,882)	9,486

Provision (benefit) for income taxes	(6,654)	164	2,095	(6,490)	3,898
Net income (loss)	$(26,244)	$(12,148)	$4,306	$(38,392)	$5,588

Calculation of EPS:
Net income (loss) - basic and diluted	$(26,244)	$(12,148)	$4,306	$(38,392)	$5,588

Weighted average common shares outstanding - basic	89,981	89,645	89,806	89,813	89,958
Dilutive effect of stock options and restricted stock awards	—	—	1,900	—	2,082
Dilutive effect of Convertible Notes	—	—	—	—	—
Weighted average common shares outstanding - diluted	89,981	89,645	91,706	89,813	92,040

Net income (loss) per common share - basic:	$(0.29)	$(0.14)	$0.05	$(0.43)	$0.06
Net income (loss) per common share - diluted:	$(0.29)	$(0.14)	$0.05	$(0.43)	$0.06

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenues
Fluids systems	$74,662	$132,805	$172,544	$207,467	$333,197
Mats and integrated services	27,284	31,745	43,868	59,029	94,688
Total revenues	$101,946	$164,550	$216,412	$266,496	$427,885

Operating income (loss) (1)
Fluids systems	$(25,059)	$(2,268)	$12,184	$(27,327)	$16,058
Mats and integrated services	1,005	3,062	9,276	4,067	22,814
Corporate office	(6,485)	(6,680)	(10,546)	(13,165)	(22,279)
Total operating income (loss)	$(30,539)	$(5,886)	$10,914	$(36,425)	$16,593

Segment operating margin
Fluids systems	(33.6)%	(1.7)%	7.1%	(13.2)%	4.8%
Mats and integrated services	3.7%	9.6%	21.1%	6.9%	24.1%
(1)See table below for charges included.

Operating results include the impact of the following pre-tax charges:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Inventory write-downs	$8,269	$727	$—	$8,996	$—
Severance costs	2,824	697	333	3,521	868
Facility closures and related exit costs	800	—	—	800	—
Modification of retirement policy	—	—	—	—	3,953
	$11,893	$1,424	$333	$13,317	$4,821

Fluids Systems	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Inventory write-downs	$8,269	$727	$—	$8,996	$—
Severance costs	2,593	506	333	3,099	868
Facility closures and related exit costs	800	—	—	800	—
Modification of retirement policy	—	—	—	—	605
	$11,662	$1,233	$333	$12,895	$1,473

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$42,942	$48,672
Receivables, net	139,627	216,714
Inventories	177,973	196,897
Prepaid expenses and other current assets	20,657	16,526
Total current assets	381,199	478,809

Property, plant and equipment, net	297,234	310,409
Operating lease assets	33,524	32,009
Goodwill	42,094	42,332
Other intangible assets, net	26,907	29,677
Deferred tax assets	3,047	3,600
Other assets	3,040	3,243
Total assets	$787,045	$900,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$10,519	$6,335
Accounts payable	52,364	79,777
Accrued liabilities	33,261	42,750
Total current liabilities	96,144	128,862

Long-term debt, less current portion	125,291	153,538
Noncurrent operating lease liabilities	27,392	26,946
Deferred tax liabilities	21,875	34,247
Other noncurrent liabilities	8,906	7,841
Total liabilities	279,608	351,434

Common stock, $0.01 par value (200,000,000 shares authorized and 107,429,802 and 106,696,719 shares issued, respectively)	1,074	1,067
Paid-in capital	623,269	620,626
Accumulated other comprehensive loss	(73,308)	(67,947)
Retained earnings	93,292	134,119
Treasury stock, at cost (16,784,471 and 16,958,418 shares, respectively)	(136,890)	(139,220)
Total stockholders’ equity	507,437	548,645
Total liabilities and stockholders' equity	$787,045	$900,079

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2020	2019
Cash flows from operating activities:
Net income (loss)	$(38,392)	$5,588
Adjustments to reconcile net income (loss) to net cash provided by operations:
Inventory impairments	8,996	—
Depreciation and amortization	22,915	23,070
Stock-based compensation expense	3,077	6,874
Provision for deferred income taxes	(11,418)	(1,514)
Credit loss expense	726	789
Gain on sale of assets	(2,163)	(5,128)
Gain on extinguishment of debt	(419)	—
Amortization of original issue discount and debt issuance costs	2,801	2,973
Change in assets and liabilities:
Decrease in receivables	66,510	6,583
Decrease in inventories	7,512	3,868
Increase in other assets	(5,294)	(5,058)
Increase (decrease) in accounts payable	(26,577)	6,207
Decrease in accrued liabilities and other	(3,261)	(10,012)
Net cash provided by operating activities	25,013	34,240

Cash flows from investing activities:
Capital expenditures	(10,655)	(23,866)
Proceeds from sale of property, plant and equipment	7,963	5,708
Net cash used in investing activities	(2,692)	(18,158)

Cash flows from financing activities:
Borrowings on lines of credit	117,068	135,952
Payments on lines of credit	(116,207)	(141,317)
Purchases of Convertible Notes	(29,124)	—
Debt issuance costs	—	(917)
Proceeds from employee stock plans	—	1,090
Purchases of treasury stock	(326)	(17,365)
Other financing activities	2,480	2,758
Net cash used in financing activities	(26,109)	(19,799)

Effect of exchange rate changes on cash	(2,713)	(125)

Net decrease in cash, cash equivalents, and restricted cash	(6,501)	(3,842)
Cash, cash equivalents, and restricted cash at beginning of period	56,863	64,266
Cash, cash equivalents, and restricted cash at end of period	$50,362	$60,424

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
EBITDA and EBITDA Margin
The following tables reconcile the Company’s net income (loss) or segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of EBITDA:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income (loss) (GAAP) (1)	$(26,244)	$(12,148)	$4,306	$(38,392)	$5,588
Interest expense, net	2,912	3,201	3,523	6,113	7,179
Provision (benefit) for income taxes	(6,654)	164	2,095	(6,490)	3,898
Depreciation and amortization	11,462	11,453	11,632	22,915	23,070
EBITDA (non-GAAP) (1)	$(18,524)	$2,670	$21,556	$(15,854)	$39,735
(1)See table above for charges included.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Fluids Systems	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income (loss) (GAAP) (1)	$(25,059)	$(2,268)	$12,184	$(27,327)	$16,058
Depreciation and amortization	5,225	5,234	5,201	10,459	10,277
EBITDA (non-GAAP) (1)	(19,834)	2,966	17,385	(16,868)	26,335
Revenues	74,662	132,805	172,544	207,467	333,197
Operating Margin (GAAP)	(33.6)%	(1.7)%	7.1%	(13.2)%	4.8%
EBITDA Margin (non-GAAP)	(26.6)%	2.2%	10.1%	(8.1)%	7.9%
(1)See table above for charges included.

Mats and Integrated Services	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income (GAAP)	$1,005	$3,062	$9,276	$4,067	$22,814
Depreciation and amortization	5,157	5,168	5,409	10,325	10,774
EBITDA (non-GAAP)	6,162	8,230	14,685	14,392	33,588
Revenues	27,284	31,745	43,868	59,029	94,688
Operating Margin (GAAP)	3.7%	9.6%	21.1%	6.9%	24.1%
EBITDA Margin (non-GAAP)	22.6%	25.9%	33.5%	24.4%	35.5%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s free cash flow:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net cash provided by operating activities (GAAP)	$20,625	$4,388	$31,971	$25,013	$34,240
Capital expenditures	(4,006)	(6,649)	(6,399)	(10,655)	(23,866)
Proceeds from sale of property, plant and equipment	4,290	3,673	3,937	7,963	5,708
Free Cash Flow (non-GAAP)	$20,909	$1,412	$29,509	$22,321	$16,082

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	June 30, 2020	December 31, 2019
Current debt	$10,519	$6,335
Long-term debt, less current portion	125,291	153,538
Total Debt	135,810	159,873
Total stockholders’ equity	507,437	548,645
Total Capital	$643,247	$708,518

Ratio of Total Debt to Capital	21.1%	22.6%

Total Debt	$135,810	$159,873
Less: cash and cash equivalents	(42,942)	(48,672)
Net Debt	92,868	111,201
Total stockholders’ equity	507,437	548,645
Total Capital, Net of Cash	$600,305	$659,846

Ratio of Net Debt to Capital	15.5%	16.9%
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